Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Thoratec Corporation Amended and Restated 2006 Incentive Stock Plan of our reports dated February 26, 2015, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc. and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included in its Annual Report (Form 10-K) for the year ended January 3, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, Minnesota
October 8, 2015